EXHIBIT 99.1

FOR IMMEDIATE RELEASE
September 19, 2018

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Keith Suchodolski, Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
DECLARES SPECIAL CASH DIVIDEND

Fairfield, New Jersey, September 19, 2018 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the "Company"), the holding company of Kearny Bank (the "Bank"), announced today that the Company's Board of Directors has declared a special cash dividend of $0.16 per share. The special $0.16 dividend will be paid to stockholders on October 17, 2018 with a record date of October 3, 2018.

Craig L. Montanaro, President and Chief Executive Officer, said, "This special cash dividend demonstrates our recognition of the Company's excess capital position and our desire to utilize that capital in a way that rewards our stockholders for their continued support. As we move forward, we will continue to evaluate the benefits of stock repurchases as well as consider utilizing our excess capital for dividend payments and the organic and strategic growth of the Company."

About Kearny Financial Corp.
Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 54 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.   At June 30, 2018, Kearny Financial Corp. had $6.58 billion in total assets.